Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-48782, 33-51239 and 333-114837), Form S-3 (No. 333-79329) and Form S-4 (No. 333-37660) of Kelly Services, Inc. of our report dated February 18, 2005, except for Note 2 to the consolidated financial statements, as to which the date is May 12, 2005, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Detroit, Michigan
May 12, 2005